Exhibit 10.32

Form Entrust Contract of Aluminium Mining
Party A: ____________________       Party B: ____________________
After amicable consultation between both parties, the agreements of entrusting Party B to exploit the Party A’s aluminium mine locating at Gaocang Village Longchang Town Xiuwen County (named as “the mine”) and ensuring the raw material supply of Party A as follow:
1. Rights and Obligations of Party A
1) Party A entrusts Party B to exploit and manage the mine, paying the relevant exploiting and transportation fee to Party B;
2) Party A provides all the legal operation procedures for normal operation;
3) The mine is the raw material supplier of Party A, and Party B’s exploiting time and amount are demanded by Party A.
4) Party A sends personnel at scene, whose major tasks are:
i. The safety of Party A’s asset at the mine
ii. Monitoring the inflow/outflow of the goods
iii. Receiving Party A’s Monthly Delivery Schedule, monitoring its execution.
           5) Party A is responsible for all the tax payment to the national administrations.
2. Rights and Obligations of Party A
1) Party B carries out all the tasks under Party A’s leadership, including exploitation of ore and delivery of quality part to specific warehouses appointed by Party A etc.. Party B shall comply with the national laws and regulations during the operation.
2) Party B shall all by itself, raise all the circulating fund of operation, organize, recruit and train all the personnel resource. All the equipments, machines and office supplies purchased during operation are own by Party B.
3) Party B has the right to recruit personnel, whereas it must strictly comply with the Labor Law, reporting to Party A after signing the labor contract. Party B is responsible for the settlement of the personnel after the end of the contract and all possible adverse outcomes.
4) Party B must ensure that all the production procedures meet the relevant regulations, accepting all the monitoring and management of local government.  All security incidents and its responsibilities are assumed by Party B.

3. Exploiting Requirements
1) Assurance of supply: Party B operates in accordance with the Party A’s demand at the beginning of year, ensuring 8,000 tons of inventory at the mine in case of shortage caused by shut-down of weather or government. Party B is fully responsible for all the damage due to the lack of supply.
2) The exploited ores should be examined and filtrated in accordance with Party B’s standard. The qualified ones should be scheduled and delivered to the warehouses appointed by Party B. Each batch of delivery have to be tested by Party B; qualified ones will be stored and disqualified ones will be returned to Party B. The ores disqualified with Party A’s standard is handled by Party A without extra charge by Party A.
3) All exploited non-ores are stored, covered and afforested in the area designed, and Party B is responsible for the expense. Party B is responsible for the cost to exploit and flat the scenes and roads.

4. Settlement
1) Party B shall verify the delivery with Party A at the end of each month, party A shall pay the exploiting and delivery fees to Party B within seven days after the verification.
2) The ores verified by Party A is settled at the RMB _______ per ton for exploiting and RMB _______ per ton for delivery.
3) Party A has the right to occasionally check Party B’s financial accounts and execution of the contract and interview the staff hired by Party B to understand the situation.
4) If any of unauthorized sale of qualified ores, damage of plants and road, violations of labor and safety acts, abnormal damage of the machine, loss of assets, security issues etc. occurs, Party A has the right to use the exploiting and delivery fees to pay for penalty and compensation or execute economic penalty to Party B. Party B is responsible for the insufficient part. All the rights to economic responsibility and criminal responsibility are reserved.
5) If Party A delays its payment without Party B’s permission, Party B can stop the supply. If the delay is over fifteen days, Party B can sale a corresponding amount of ores to make up the exploiting fee and negotiate with Party A for resolution.

5. Other Issues
1) Any breach of contract by Party B fails to correct, eliminate negative effects or be accepted by Party A, Party A can unilaterally terminate the contract.
2) Any pending issue or matter need to be change will be committed as a supplementary agreement after negotiation. The supplementary agreement has the same legal effect as this agreement.
3) This contract is valid for five years from ________ to _________.
4) This contract becomes effective with signature and stamp of both party and be practiced from Sep 1 2005. There are two originals, and each party holds one of them.
Party A (Stamp):	Party B (Stamp):
By: /s/________________________	By: /s/_________________________
Name:	Name:

Date: __________